Exhibit 99.1

Brownie’s Marine Group Announces Financial Results for Q1-2023

Pompano Beach, FL - May 15th, 2023 - Brownie’s Marine Group, Inc. (OTCQB: BWMG), a leading developer, manufacturer and distributor of tankless dive equipment, redundant high pressure air rescue tanks and high-pressure air and industrial compressors in the marine industry, today announced results for the first fiscal quarter ending March 31st, 2023.

Chris Constable, CEO of Brownie’s Marine Group, Inc. stated, “As expected the first quarter 2023 was challenging from a revenue standpoint. The BLU3 team made great progress on recall repairs, and began shipping new Nomads during the quarter, but their results were impacted. Additionally, when looking at Q1-2023 vs Q1-2022, economic uncertainty clearly had an impact on the Brownie’s Third Lung results. Submersible Systems had an improved Q1-2023 as compared to Q1-2022, as they continue to see momentum in their newest HEED3 model to hit the market. As we move into Q2-2023 and head into our traditional busy season, for the first time in 2 years, we have full-line of products available, and have added the Nomad Mini to the product portfolio. Based on early indicators, we are looking forward to an exciting summer season.” Mr. Constable continued, “given the lower level of revenues, the company was able to reduce overall operating expenses by 34.3% for Q1-2013 as compared to Q1-2022. We will continue to monitor the changes to revenue and make adjustments as necessary.”

Select Financial Metrics: Three Months Ended March 31st, 2023, Comparisons

(in thousands)	Q1-23	Q1-22	Change
Total Net Revenues	$1,639.06	$1,974.98	(17.01)%
Legacy SSA Products – Brownies Third Lung	$455.38	$581.11	(21.64)%
High Pressure Gas Systems – LW Anerica’s	$234.88	$276.82	(15.15)%
Ultra-Portable Tankless Dive Systems – Blu3	$476.92	$794.59	(39.98)%
Redundant Air Tank Systems – Submersible Systems	$392.98	$322.46	21.87%
Guided Tour/Retail - Live Blue	$78.90	-	NM
Operating Income (loss)	$(312.70)	$(443.90)	(29.56)%
Net Income (loss)	$(327.90)	$(444.10)	(26.17)%
Adjusted Net Income (loss)	$(193.06)	$(86.51)	123.16%
NM = not measurable/meaningful

Operational Highlights

■	January, 2023 – BLU3, Inc began shipping out repaired Nomad units and reintroduced the improved Nomad to the marketplace.

Non-GAAP Financial Measures

This press release includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). We report adjusted net income (loss) to measure our overall results because we believe it better reflects our net results by excluding the impact of non-cash equity-based compensation. We believe the presentation of adjusted net income (loss) enhances our investors’ overall understanding of the financial performance of our business.

We believe that investors should have access to the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results.

The following is an unaudited reconciliation of adjusted net income (loss) to net income (loss) for the periods presented (Q1-2023 vs. Q1-2022):

	Three Months and YTD Ended March 31,
	2023	2022

Net income (loss) plus:	$(327,922)	$(444,092)
Depreciation & Amortization	115,495	92,048
Shares issued for Interest	8,336	-
Stock issued for services	-	35,500
Stock-based compensation incentive bonus shares issued to CEO and employees		-
Stock-based compensation – options	11,034	230,034
Loan Forgiveness	-	-
Adjusted net income (loss)	$(193,057)	$(86,510)

About Brownie’s Marine Group

Brownie’s Marine Group, Inc., owns and operates a portfolio of companies with a concentration in the industrial, and recreational diving industry. The Company, together with its subsidiaries, designs, tests, manufactures, and distributes recreational hookah diving, yacht-based scuba air compressors and nitrox generation systems, and scuba and water safety products in the United States and internationally. The Company has five subsidiaries focused on various sub-sectors of our industry, including Brownie’s Third Lung, Inc. in Surface Supplied Air, BLU3, Inc. in Ultra-Portable Tankless Dive Systems, LW Americas in High Pressure Gas Systems and Submersible Systems, Inc. in Redundant Air Tank Systems, and Live Blue, Inc. The Company’s wholly owned subsidiaries do business under their respective trade names on both a wholesale and retail basis from our headquarters and manufacturing facility in Pompano Beach, Florida, and a manufacturing facility in Huntington Beach, California.

For more information, visit: www.BrowniesMarineGroup.com.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on March 30,2023, and our other periodic and quarterly filings with the SEC.

Source: Brownie’s Marine Group, Inc.
Contact Information: (954) 462-5570
investors@browniesmarinegroup.com